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                    May 22, 2023

       David V. Barry
       Chief Financial Officer
       Fortune Brands Innovations, Inc.
       520 Lake Cook Road
       Deerfield, Illinois 60015-5611

                                                        Re: Fortune Brands
Innovations, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Form 8-K furnished
January 23, 2023
                                                            Form 8-K furnished
February 16, 2023
                                                            Form 8-K furnished
April 26, 2023
                                                            File No. 001-35166

       Dear David V. Barry:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing